Exhibit 4.9

EIGHTH AMENDMENT

OF

UNITEDHEALTH GROUP

EXECUTIVE SAVINGS PLAN

(2004 Statement)

WHEREAS, UnitedHealth Group Incorporated, a Minnesota corporation (“UnitedHealth Group”) has heretofore established and maintains several nonqualified, deferred compensation programs (the “ESP”) for the benefit of a select group of management or highly compensated employees of UnitedHealth Group and certain affiliates of UnitedHealth Group; and

WHEREAS, said programs are currently embodied in a single document which is effective January 1, 2004, and which is entitled “UNITEDHEALTH GROUP EXECUTIVE SAVINGS PLAN (2004 Statement)” (hereinafter referred to as the “Plan Statement”); and

WHEREAS, the Board of Directors of UnitedHealth Group has delegated to the Compensation and Human Resources Committee of the Board of Directors the power and authority to amend the Plan Statement; and

WHEREAS, the Compensation and Human Resources Committee has further delegated its authority to amend the Plan Statement to the Executive Vice President, Human Capital with the exception of amendments that would materially increase the cost of the ESP, and amendments that are required to be adopted by the Board of Directors or the Compensation and Human Resources Committee in order to comply with the requirements of Section 162(m) of the Internal Revenue Code or Section 16 of the Securities Exchange Act of 1934; and

WHEREAS, the Executive Vice President, Human Capital wishes to amend the Plan Statement to provide that UnitedHealthcare of Illinois, Inc. shall become a participating employer effective as of March 19, 2017; and

WHEREAS, the Executive Vice President, Human Capital has determined that such amendment will not materially increase the cost of the ESP, and that none of such amendments are required to be adopted by the Board of Directors or the Compensation and Human Resources Committee in order to comply with the requirements of Section 162(m) of the Internal Revenue Code or Section 16 of the Securities Exchange Act of 1934.

NOW, THEREFORE, BE IT RESOLVED, that the Plan Statement is hereby amended in the following respect:

1.    SCHEDULE 1 EMPLOYERS PARTICIPATING IN THE UNITEDHEALTH GROUP EXECUTIVE SAVINGS PLAN. Effective as of March 19, 2017, Schedule 1 is amended to read as follows:

SCHEDULE 1

EMPLOYERS PARTICIPATING IN THE UNITEDHEALTH GROUP EXECUTIVE

SAVINGS PLAN

Effective as of March 19, 2017

U.S. Domestic Corporations

1.    United Healthcare Services, Inc.

2.    UHC International Services, Inc.

3.    Health Plan of Nevada, Inc.

4.    Sierra Health and Life Insurance Company, Inc.

5.    Southwest Medical Associates, Inc.

6.    Optum Services, Inc.

7.    Optum360 Services, Inc.

8.    PrimeCare Medical Network, Inc.

9.    Monarch Health Plan

10.    March Vision Care, Inc.

11.    UnitedHealthcare of Illinois, Inc.

Dated: March 3, 2017

/s/ Ellen Wilson
Ellen Wilson
Office of the Chief Executive and Executive Vice President, Human Capital UnitedHealth Group

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